Exhibit 10.1

March 26, 2021

Mr. Jon Vander Ark
Republic Services, Inc.
18500 N. Allied Way
Phoenix, AZ 85054

Dear Jon,

Congratulations! We are very pleased to inform you of your election to the position of Chief Executive Officer of Republic Services, Inc. (“Republic” or “Company”). Your election will be effective June 25, 2021 (“Effective Date”), at which point your employment will be subject to the terms and conditions set forth in this offer letter and governed by Republic’s Code of Business Ethics and Conduct and the policies of the Company, as may be amended from time to time.

You will retain the title of President, though the Board may, in its discretion, designate someone other than you to serve as President, reporting to you. In addition, as of the Effective Date, you will be elected as a member of the Board.

As Chief Executive Officer and President, you will work full time and perform your duties honestly, diligently, in good faith, and in the best interests of Republic. You also will use your best efforts to promote the interests of Republic.

This letter highlights the basic components of your compensation and benefits. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity, and benefits, as our offerings change periodically. Your compensation and benefits will be established by the Management Development & Compensation Committee (“MD&C Committee”) and are typically reviewed annually. Compensation will be established based on a number of factors including but not limited to: 1) Republic’s financial and operating performance and the Company’s overall performance against its strategy and agreed priorities; 2) your individual performance as CEO; 3) good compensation governance practices for a large public company; 4) CEO compensation market factors impacting compensation for CEOs in similar scoped positions and with similar tenure; 5) the applicable terms of the Republic benefit and compensation plans you participate in unless explicitly agreed and formally approved by MD&C Committee; and 6) other factors as the Board or the MD&C Committee feel appropriate.

Beginning on the Effective Date, your annualized run rate compensation as CEO will be $7,015,000 at target, comprised of the following:

Base Salary: As of the Effective Date, your annual rate of Base Salary will be $1,000,000 for 2021, less applicable deductions and withholdings. Thereafter, the MD&C Committee will determine and set your annual compensation as described here and below.

Annual Cash Incentive: You will continue to be eligible to participate in the Annual Cash Incentive award provisions of Republic’s Executive Incentive Plan (“EIP”), or any successor or similar plan maintained by Republic for the benefit of executive officers, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the MD&C Committee. Your award target for the 2021 Annual Cash Incentive has been set by the MD&C Committee to be 135% of your post-Effective Date Base Salary. The calculation of your 2021 Annual Cash Incentive will be prorated so that your annual target in effect before the Effective Date will be applied to your base salary before the Effective Date, and your annual target determined as of the Effective Date will be applied to your Base Salary (as set forth above) on and after the Effective Date.

Equity-Based Awards: You will continue to be eligible to participate in Republic’s 2021 Stock Incentive Plan (“Stock Plan”), or any successor or similar plan maintained by Republic for the benefit of executive officers, subject to the terms and conditions of such plans and the applicable award agreements. All awards under the Stock Plan are at the discretion of and subject to approval by the M&DC Committee or any authorized designee of the MD&C Committee.

The MD&C Committee has approved, under the Long-Term Incentive award provisions of the EIP, (1) a Restricted Stock Unit (“RSU”) award with a grant date fair value of approximately $400,000 and (2) a Performance Unit award for the three-year period performance cycle (2021-2023) with a grant date fair market value of approximately $850,000. This is in addition to the $3,415,000 award you already received in your role as President for 2021. Thereafter, the MD&C Committee will determine and approve your future Long-Term incentive as a component of your overall compensation.

All RSU grants in 2021 will vest in 25% increments on each of the first four (4) anniversaries of the grant date and are governed by the provisions of the Stock Plan and applicable award agreement.

Stock Ownership Guidelines: As Chief Executive Officer and President, you are expected to obtain within five (5) years from the Effective Date and thereafter maintain ownership of Republic common stock having the minimum value equal to five (5) times Base Salary or such other amount as set from time to time by the Board. As a courtesy, you should notify the Board Chairman and MD&C Committee Chair any time you sell Republic equity.

Deferred Compensation Plan: You will continue to be eligible to participate in Republic’s Deferred Compensation Plan (“DCP”), including, without limitation, eligibility to receive any discretionary contribution that Republic elects to make to the DCP on your behalf. For 2022, it is anticipated that the Committee will approve a discretionary contribution to the DCP on your behalf in the amount of $100,000.

Paid Time Off: Paid Time Off will continue to be accrued and used in accordance with Republic’s PTO policy applicable to similarly-situated employees. You will not be entitled to a payout of accrued but unused PTO when your employment ends for any reason (unless required by law).

Benefits: You will continue to be eligible to participate in all of Republic’s benefit plans for similarly-situated employees. Unless otherwise specified in this letter, your eligibility for any benefits will be in accordance with Republic’s then-current plans, policies, and programs for similarly-situated employees.

Non-Business Use of Corporate Aircraft: It is the intention of the Board that you will have access and use of the Corporate Aircraft as set forth in Republic’s Corporate Aircraft Policy AIR-101, as may be amended from time to time, subject to a limit on your non-business use of the Corporate Aircraft of 125 hours per year. Any non-business use above the limit would require advanced approval by the Chair of the MD&C Committee or the Chair of the Board.

Executive Separation Policy: While we hope that you will continue to have a long, successful and rewarding career with Republic, this offer is for “at will” employment, meaning that either you or Republic may terminate your employment at any time and for any reason. Should your employment with Republic terminate at any time while you are employed in the position of Chief Executive Officer and President, your eligibility for separation benefits will be governed by Republic’s then applicable Executive Separation Policy, except as provided below upon a termination of your employment by Republic without cause. For termination without cause, Republic will provide you with an amount equal to two (2) years of your then-current base salary, plus two (2) times your target annual bonus, paid in equal bi-weekly installments over a twenty-four (24) month period (and not the salary and pro-rated annual bonus referenced in the Executive Separation Policy).

Indemnification: You will be indemnified during your employment and after the end of your employment in accordance with the provisions of Republic’s Certificate of Incorporation and Bylaws and the Delaware General Corporation Law.

Other Terms and Conditions

As a condition of your employment as Chief Executive Officer and President, you are required to sign a Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement, which is enclosed with this letter.

Jon, we are excited to have you assume the position of Chief Executive Officer and look forward to working with you in your new role. Please indicate your acceptance of this offer by countersigning this letter and returning the original to Catharine Ellingsen. As always, please contact me if you have questions.

Sincerely,

/s/ Mauel Kadre	/s/ Michael Larson	/s/ Thomas W. Handley
Manuel Kadre	Michael Larson	Thomas W. Handley
Chairman of the Board	Chairman, Nominating & Governance Committee	Chairman, Management Development & Compensation Committee

/s/ Jon Vander Ark	March 26, 2021
Jon Vander Ark	Date